EXHIBIT 10.11
AMENDED AND RESTATED
CHANGE OF CONTROL ADDENDUM TO THE
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL ADDENDUM TO THE EMPLOYMENT AGREEMENT (the “Addendum”) is made and entered into as of the 13th day of March, 2018, by and between ZAGG Inc, a Delaware corporation (the “Company”), and Bradley J. Holiday (“Executive” or “you”), and amends and restates in its entirety that certain Change of Control Addendum between you and the Company dated March 16, 2015 (the “2015 Addendum”).
A.The Company and Executive entered into that certain Amended Employment Agreement dated effective as of June 11, 2015, pursuant to which the Company employed Executive as Chief Financial Officer (the “Agreement”). Except as otherwise provided in this Addendum, all capitalized terms used but not defined in this Addendum shall have the meanings given to them in the Agreement.
B.The Company and Executive (as evidenced by their execution hereof) desire to amend and restate the Agreement, the 2015 Addendum and any amendments thereto as provided herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Addition of Change of Control Addendum. The Change of Control Addendum set forth below is hereby incorporated into the Agreement and shall be attached thereto as Exhibit B, replacing and revising the 2015 Addendum.
CHANGE OF CONTROL ADDENDUM
Notwithstanding any other provision contained herein, if your employment hereunder is terminated for Good Reason or by the Company without Cause (other than on the account of your death or Disability), in each case within twenty-four (24) months following a Change of Control, you shall be entitled to receive, subject to your execution of a general release of known and unknown claims in a form satisfactory to the Company, severance payments equal to your current compensation, less applicable withholding, for twenty-four (24) months after the date of your separation (the “Severance Pay”). Your “current compensation” shall mean the sum of your Base Salary plus your annual targeted bonus in effect for the year of your termination. Subject to the terms of the second following paragraph regarding “specified employees,” the Severance Pay will commence on the first payroll date at least sixty (60) days after your termination of employment if you timely return the executed release and shall be paid bi-weekly in accordance with the Company’s normal payroll practices. The vesting and exercisability of each option granted to you by the Company (or of any property received by you in exchange for such options in a Change of Control) shall be automatically accelerated in full. The vesting, exercisability or settlement of any other equity awards granted to you by the Company shall be accelerated to the extent set forth in the applicable equity award agreement between you and the Company. During the severance period of twenty-four (24) months, the Company will also pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, the Company’s COBRA payment obligations shall immediately cease to the extent you become eligible for substantially equivalent health insurance coverage from a subsequent employer.
For avoidance of doubt, if your employment is terminated for Good Reason within 24 months following a Change of Control, you will not be eligible for the benefits described in Section 5 of the Agreement in addition to the benefits provided under this Addendum. Further, if your employment is terminated without Cause within 24 months following a Change of Control, you will not be eligible for the benefits described in Section 6(b) of the Agreement in addition to the benefits provided under this Addendum.
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Severance Payment under this Change of Control Addendum is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the Severance Payments, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the Severance Payments commence.
For purposes of this Addendum, “Change of Control” shall mean the occurrence of any of the following:
(i)one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;
(ii)one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of the Company;
(iii)a majority of the members of the Board of Directors of the Company are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election; or
(iv)the complete liquidation of the Company or the sale or other disposition by the Company of all or substantially all of the Company’s assets.
For purposes of this Addendum, “Good Reason” shall mean any of the following events if affected by the Company without your consent within twenty-four (24) months of the Change of Control:
(v)a change in your position with the Company which materially diminishes your duties, responsibilities, or authority;
(vi)a material diminution of your Base Salary;
(vii)any requirement that you relocate or any assignment of duties that that would be materially adverse to the maintenance of the principal residence you had immediately prior to the Change of Control;
(viii)a material breach of this Agreement by the Company; or
(ix)the Company’s failure to secure the written assumption of its material obligations under this Agreement from any successor to the Company.

2.Incorporation. The terms of the Agreement (as modified hereby) are hereby incorporated herein by this reference.

3.Agreement Affirmed. As modified hereby, the Agreement is hereby affirmed and deemed to continue in full force and effect.

4.Counterparts. This Addendum may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Addendum may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the party.
[signatures to follow]
IN WITNESS WHEREOF, the parties have executed this Amendment to the Change of Control Addendum to the Employment Agreement as of the date above written.

“COMPANY”

ZAGG Inc

By: /S/CHRIS AHERN

Title: Chief Executive Officer

“EXECUTIVE”

/S/BRADLEY J. HOLIDAY
Bradley J. Holiday